EXHIBIT 99.2

  Moldflow Announces Upcoming Resignation of CFO Suzanne MacCormack

    WAYLAND, Mass.--(BUSINESS WIRE)--Oct. 28, 2004--Moldflow Corporation (NASDAQ:MFLO) today announced that Suzanne MacCormack, executive vice president and chief financial officer, will resign from Moldflow on December 31, 2004 to accept a position as a partner with a venture capital firm in the Boston area. She will exercise full responsibility through the end of the year and will assist in the transition when a new CFO joins Moldflow.
    Commenting on her planned departure, Roland Thomas, Moldflow's president and CEO said of MacCormack, "During her eight years at Moldflow, Sue has made significant contributions to the Company's growth and success, playing an important role in shaping the company's business strategy. She was a driving force in the migration of the Company's headquarters to the US from Australia, taking the company public in 2000 and creating and refining processes to achieve financial discipline and profitability."
    Ms. MacCormack added, "My years at Moldflow have been a fantastic experience for me. I am fortunate to have had the opportunity during my tenure at Moldflow to work with an incredibly motivated team that I both respect and enjoy, and whose passion for their work is unequaled. There is never a perfect time to leave a job that you enjoy, however, Moldflow's strategy is well defined, its balance sheet and financial position are strong, and so I feel that I can make this change knowing that the company is well positioned to progress to the next level. I now look forward to the next stage of my career and the opportunity to work with early and later stage ventures in the private equity world."
    The Company has initiated a search for Ms. MacCormack's successor and anticipates a smooth transition of responsibilities over the course of the next couple of months.

    About Moldflow Corporation

    Moldflow (NASDAQ:MFLO) is the leading global provider of automation and optimization software, enabling hardware and hot runner process control solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow Plastics Labs (MPL) offers state-of-the-art material testing and consulting services. Its extensive materials database is also used in Moldflow software products. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia. For more information, visit www.moldflow.com.

    CONTACT: Moldflow
             corporate contact:
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com
             Investor relations contact:
             Suzanne MacCormack, 508-358-5848 x239
             suzanne_maccormack@moldflow.com